UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Rule 14a-101)

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DOUBLE-TAKE SOFTWARE, INC
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DOUBLE-TAKE SOFTWARE, INC.
257 Turnpike Road, Suite 210
Southborough, MA 01772
SUPPLEMENT DATED JULY 16, 2010 TO DEFINITIVE PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 22, 2010
This is a supplement to the proxy statement dated June 18, 2010 (the “Definitive Proxy Statement”) of Double-Take Software, Inc. (“Double-Take Software,” “we,” “us,” or the “Company”) that was mailed to you in connection with the solicitation of proxies for use at the special meeting of Double-Take Software stockholders to be held at The Harvard Club of Boston, located at 374 Commonwealth Avenue, Boston, Massachusetts, 02215 on July 22, 2010, beginning at 4:00 p.m. EDT. The special meeting has been called for the following purposes:
1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 17, 2010, as it may be amended from time to time, which we refer to as the merger agreement, by and among Double-Take Software, Vision Solutions, Inc., a Delaware corporation, which we refer to as Parent, and HA Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent. A copy of the merger agreement is attached as Annex A to the Definitive Proxy Statement.

2.	To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3.	To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of Double-Take Software.
Only stockholders of record of our common stock as of the close of business on June 18, 2010, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.
The board of directors of the Company unanimously (i) determined that the merger is advisable, and in the best interests of, the Company and our stockholders, (ii) authorized, adopted, approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders, and (iv) recommended that our stockholders vote to adopt the merger agreement.
If you have not already submitted a proxy for use at the special meeting, you are urged to do so promptly. No action in connection with this supplement to the Definitive Proxy Statement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears on pages 18 of the Definitive Proxy Statement.

Litigation Relating to the Merger
On June 16, 2010, a putative class action lawsuit was commenced against us, our directors, Parent, Merger Sub and Thoma Bravo in the Court of Chancery of the State of Delaware, captioned Ian Wyer vs. Dean Goodermote et al., Case No. 5569. On June 22, 2010, a second putative class action lawsuit was commenced against us, our directors, Parent, Merger Sub and Thoma Bravo in the Court of Chancery of the State of Delaware, captioned Alejandro Gonzales vs. Dean Goodermote et al., Case No. 5591. On July 7, 2010, the Court of Chancery entered an order consolidating the Wyer and the Gonzales actions, captioned In re: Double-Take Software, Inc. Shareholder Litigation, Consolidated CA. No. 5569-CC. The complaint in the consolidated action alleges generally that our directors breached their fiduciary duties in connection with the transaction by, among other things, failing to conduct a thorough and proper sales process to maximize shareholder value, restricting the Company’s ability to solicit or otherwise engage in discussions with other potential buyers of the Company and putting their own interests above those of our stockholders generally, as well as that our directors had breached their duty of disclosure to our shareholders. The complaint in the consolidated action alleges that we, Parent and Thoma Bravo aided and abetted those alleged breaches of duty.
As more fully described in the Definitive Proxy Statement, a number of substantively similar putative stockholder class action suits have also been filed in the Superior Courts of the Commonwealth of Massachusetts in Worcester County.
On July 15, 2010, counsel for the parties in the Delaware consolidated action and the Massachusetts actions entered into a memorandum of understanding in which they agreed on the terms of a settlement of the Delaware litigation, which would include the dismissal with prejudice of all claims against all of the defendants. The proposed settlement is conditional upon, among other things, the execution of an appropriate stipulation of settlement and final approval of the proposed settlement by the court in Delaware. The counsel for the Massachusetts plaintiffs also agreed to stay the Massachusetts actions pending final approval of the settlement and thereafter to seek dismissal of the Massachusetts actions, provided that the settlement receives final approval.
In addition, in connection with the settlement and as provided in the memorandum of understanding, the parties contemplate that plaintiff’s counsel will seek an award of attorneys’ fees and expenses as part of the settlement. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated. The settlement will not affect the amount of the merger consideration that Double-Take Software stockholders are entitled to receive in the merger.
The defendants deny all liability with respect to the facts and claims alleged in the lawsuits and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, because it will eliminate the uncertainty, distraction, burden and expense of further litigation and will permit the merger to proceed without risk of injunctive or other relief, the defendants have agreed to the terms of the proposed settlement described above and to make the supplemental disclosures below.

Supplemental Disclosure
The following supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.
Background of The Merger
The following disclosure supplements the discussion at page 24 of the Definitive Proxy Statement concerning the decision of the Company’s board of directors to authorize Mr. Goodermote to direct BofA Merrill Lynch and Thomas Weisel Partners to contact Thoma Bravo and Parent to discuss their willingness to increase their $10.00 per share offer and whether a definitive agreement for a transaction with a “go-shop” provision allowing the Company to continue to solicit alternative acquisition proposals for a period after entering into the definitive agreement could be entered into in an expedited manner.
In authorizing Mr. Goodermote to direct BofA Merrill Lynch and Thomas Weisel Partners to contact Thoma Bravo and Parent, the board of directors expressed the view that moving quickly to reach a final offer prior to announcement of the first quarter financial results, scheduled for early April, would be in the Company’s best interests. In considering whom to contact, the board of directors noted that the indication of interest from Interested Party B was at $10.25 per share, which was higher than the $10.00 per share indication from Thoma Bravo and Parent. However, it was judged that Thoma Bravo and Parent were more likely than Interested Party B to be in a position to move promptly to a final offer at a higher price and on terms that could be considered by the board of directors.
The following disclosure supplements the discussion at the bottom of page 24 of the Definitive Proxy Statement that carries over onto page 25 concerning contacts with the 28 parties contacted by BofA Merrill Lynch and Thomas Weisel Partners.
Except as described herein there were no other indications of interest provided by, or exchanges of material non-public information with, the 28 parties contacted.
The following disclosure supplements the discussion at page 25 of the Definitive Proxy Statement concerning the April 9, 2010 special telephonic meeting of the Company’s board of directors.
The board of directors discussed that Interested Party B had indicated that if it were to proceed, it would most likely be through Interested Party B’s portfolio company, and that the portfolio company had not yet begun due diligence efforts.
The following disclosure supplements the discussion at page 27 of the Definitive Proxy Statement concerning the Company’s setting May 10th as the date for all active parties to submit best and final offers.
The date of May 10 was set in order to provide a clear deadline for parties to determine their willingness to make serious offers and permit a timely resolution of a process that was consuming significant management time and effort, while permitting parties adequate time to prepare and submit offers.

Opinions of Financial Advisors
Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
The following disclosure supplements the discussion at page 34 of the Definitive Proxy Statement concerning the Selected Publicly Traded Company Analysis performed by BofA Merrill Lynch.
In the Selected Publicly Traded Companies Analysis, BofA Merrill Lynch applied a multiple range of 15.0x — 21.0x of 2011E P/E and applied a multiple range of 1.00x — 1.50x of 2010E Revenue to derive the implied per share equity value reference ranges for the Company that are shown. Because this analysis was based on the trading prices of publicly traded companies, no control premium was applied.
The following disclosure supplements the discussion at pages 34 and 35 of the Definitive Proxy Statement concerning the Selected Precedent Transactions Analysis performed by BofA Merrill Lynch.
In the Selected Precedent Transactions Analysis, BofA Merrill Lynch applied a multiple range of 15.0x — 21.0x of 2011E Net Income and applied a multiple range of 1.25x — 1.75x of calendar year 2010E Revenue to derive the implied per share equity value reference ranges for the Company that are shown.
The following disclosure supplements the discussion at page 35 of the Definitive Proxy Statement concerning the Discounted Cash Flow Analysis performed by BofA Merrill Lynch by replacing the second and third sentences of the last paragraph on page 35 of the Definitive Proxy Statement.
BofA Merrill Lynch calculated terminal values for the Company by applying terminal forward multiples of 1.00x to 1.50x, which were selected based on estimates for the long-term growth of the economy and sectors in which the Company operates, to the Company’s fiscal year 2015 revenue. The cash flows and terminal values were then discounted to present value as of March 31, 2010 using discount rates ranging from 13% to 15%, which were chosen based upon a weighted average cost of capital (“WACC”) of the Company.
The following disclosure supplements the discussion at page 37 of the Definitive Proxy Statement concerning the aggregate fee to be paid to BofA Merrill Lynch by replacing the first sentence of the first full paragraph on page 37.
The Company has agreed to pay BofA Merrill Lynch an aggregate fee currently estimated to be approximately $1.535 million, $250,000 of which was payable upon the rendering of BofA Merrill Lynch’s opinion and the remaining portion of which is contingent on the completion of the merger.
Opinion of Thomas Weisel Partners LLC
The following disclosure supplements the discussion at pages 39 and 40 of the Definitive Proxy Statement concerning the Comparable Company Analysis performed by Thomas Weisel Partners.
Because this analysis was based on the trading prices of publicly traded companies, no control premium was applied.

The following disclosure supplements the discussion at page 41 of the Definitive Proxy Statement concerning the Discounted Cash Flow Analysis performed by Thomas Weisel Partners by replacing the third through sixth sentences of the paragraph entitled “Discounted Cash Flow Analysis” on page 41 of the Definitive Proxy Statement.
Thomas Weisel Partners used two approaches. In the first approach, Thomas Weisel Partners estimated the terminal value of the projected cash flows by applying exit multiples to the Company’s estimated 2015 EBITDA, which multiples ranged from 6.0x to 8.0x, which were selected based on Thomas Weisel Partners’ experience and judgment, taking into account the Company’s growth profile and the sectors in which the Company operates. Thomas Weisel Partners then discounted the cash flows projected through 2014 and the 2015 terminal value to present values using rates ranging from 14.0% to 18.0%, which were chosen based upon an analysis of the WACC of the Company. In the second approach, Thomas Weisel Partners estimated the perpetual cash flows by applying annual growth rates of 2.0% to 4.0%, which were selected based on Thomas Weisel Partners’ experience and judgment, taking into account the Company’s growth profile, to the Company’s estimated 2015 free cash flow and then discounted the cash flows projected through 2014 and the perpetual cash flows to present values using rates ranging from 14.0% to 18.0%, which were chosen based upon a WACC of the Company.
The following disclosure supplements the discussion at page 42 of the Definitive Proxy Statement concerning the aggregate fee to be paid to Thomas Weisel Partners by replacing the first sentence of the fourth paragraph under the heading “Miscellaneous” on page 42 of the Definitive Proxy Statement.
The Company has agreed to pay Thomas Weisel Partners an aggregate fee currently estimated to be approximately $1.535 million, $250,000 of which was payable upon the rendering of Thomas Weisel Partners’ opinion and the remaining portion of which is contingent on the completion of the merger.
Important Information Filed with the SEC
Investors and security holders are advised to read the Definitive Proxy Statement and other documents because they contain important information about Double-Take Software and the proposed transaction.
Investors and stockholders may obtain a free copy of the Definitive Proxy Statement and any other relevant documents filed or furnished by Double-Take Software with the SEC at the SEC’s Web site at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed or furnished with the SEC by Double-Take Software by contacting Double-Take Software Investor Relations by e-mail at investor@doubletake.com or by phone at 212.766.1800, by going to the investor relations website portion of the Double-Take website at http://investor.doubletake.com/ or by contacting The Altman Group, Double-Take Software’s proxy solicitor, at (866) 304-2060.
Double-Take Software and our directors and certain executive officers may be deemed to be participants in the solicitation of proxies from Double-Take Software stockholders in respect of the proposed transaction. Information about the directors and executive officers of Double-Take Software and their respective interests in Double-Take Software by security holdings or otherwise is set forth in our proxy statement for the 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 1, 2010 and our Annual Report on Form 10-K for the year ended December 31,

2009, which was filed with the SEC on March 12, 2010. Stockholders may obtain additional information regarding the interests of Double-Take Software and our directors and executive officers in the merger, which may be different than those of the Company’s stockholders generally, by reading the Definitive Proxy Statement and other relevant documents regarding the merger filed or furnished with the SEC by the Company. Each of these documents is, or will be, available as described above.
Forward-Looking Statements
This filing contains certain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend(s)” and similar expressions are intended to identify such forward-looking statements. These statements include, but are not limited to, the expected timing of the acquisition, the ability of Parent and Double-Take to close the acquisition and that the proposed settlement will be finalized. All of such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of Double-Take Software, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: (i) uncertainties associated with the acquisition of the Company by Parent; (ii) uncertainties as to the timing of the merger; (iii) failure to receive approval of the transaction by the Double-Take Software stockholders; (iv) the ability of the parties to satisfy closing conditions to the transaction; (v) the ability to finalize the proposed settlement, including obtaining court approval; (v) changes in economic, business, competitive, technological and/or regulatory factors; and (vi) those risks identified and discussed by us in our filings with the U.S. Securities and Exchange Commission, including the Definitive Proxy Statement.
All of the forward-looking statements we make in this document are qualified by the information contained herein or contained or incorporated by reference in the Definitive Proxy Statement, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” in the Definitive Proxy Statement and in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information” beginning on page 76 of the Definitive Proxy Statement). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.
You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.